Exhibit 99.1
DAVID E. COHEN, M.D., M.P.H. NAMED TO CONNETICS’ BOARD OF DIRECTORS
CEO Thomas Wiggans to Become Chairman Effective January 1, 2006
PALO ALTO, Calif. (December 20, 2005) – Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today the appointment of David E. Cohen, M.D., to the Company’s board of directors effective immediately.
Dr. Cohen joins the Connetics board with extensive experience in the field of clinical dermatology and is considered an expert on contact dermatitis. He is also an active investigator in clinical trials for new treatments for skin diseases. Dr. Cohen is currently the Director of Occupational and Environmental Dermatology, as well as Chief, Allergy Section/Contact Dermatitis, at the Department of Dermatology, New York University Medical Center.
“Dr. Cohen has been an instrumental strategic advisor to the Company for the past four years and will be a strong addition to the Connetics board,” said Thomas G. Wiggans, Chief Executive Officer. “As the first practicing dermatologist on our board, and a true leader in the field, he can offer a unique perspective on products, the marketplace and patient needs that will greatly benefit the Company.”
Dr. Cohen received his medical degree from the State University of New York at Stony Brook School of Medicine, completed his internship at The Presbyterian Hospital — Columbia Presbyterian Medical Center, New York, and finished his residency training at the Department of Dermatology, New York University Medical Center. Dr. Cohen also holds a Masters of Public Health — Environmental Science from the Columbia University School of Public Health. He is a member of the American Contact Dermatitis Society, Fellow of the American Academy of Dermatology, and Diplomat of the American Board of Dermatology, and American Board of Preventive Medicine-Occupational/Environmental Medicine. Dr. Cohen has published numerous scientific and medical articles in peer review journals including Journal of the American Academy of Dermatology, Archives of Dermatology, American Contact Dermatitis Journal, and the International Journal of Dermatology.
As previously announced, Mr. Wiggans, who currently serves as the Company’s Chief Executive Officer and as a board member, will assume the additional role of Chairman effective January 1, 2006. The Company’s current Chairman, Kirk Raab, will continue as a director and a consultant to the Company after January 1, 2006.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin® (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne; Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis; Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis; and Extina® (ketoconazole) VersaFoam-HF, 2%, to treat seborrheic dermatitis. Connetics’ product formulations are designed to improve the management of

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dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Company Contact:
John Higgins	Bruce Voss or Zachary Bryant
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
ir@connetics.com	bvoss@lhai.com
Press Release Code: (CNCT-G)
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